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Exhibit 99.1

        The information below was originally included under Item 15(a)(1) and (2) of NetSpend Holdings, Inc.'s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on February 22, 2013.

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
NetSpend Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets of NetSpend Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetSpend Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NetSpend Holdings Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2013 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Austin, Texas
February 22, 2013

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
NetSpend Holdings, Inc.:

        We have audited NetSpend Holdings, Inc.'s (the "Company") internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, NetSpend Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NetSpend Holdings, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated February 22, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Austin, Texas
February 22, 2013

NetSpend Holdings, Inc.

Consolidated Balance Sheets

As of December 31, 2012 and 2011

	2012	2011
	(in thousands of dollars, except share data)
Assets
Current assets
Cash and cash equivalents	$30,619	$72,076
Accounts receivable, net of allowance for doubtful accounts of $518 as of December 31, 2012 and $581 as of December 31, 2011	10,622	7,552
Prepaid card supply	3,535	2,000
Prepaid expenses	4,007	3,326
Other current assets	1,360	2,179
Income tax receivable	59	—
Deferred tax assets	7,620	4,138

Total current assets	57,822	91,271
Property, equipment and software, net	23,743	20,631
Goodwill	128,567	128,567
Intangible assets	20,246	22,227
Long-term investment	4,560	2,497
Other assets	17,655	7,549

Total assets	$252,593	$272,742

Liabilities & Stockholders' Equity
Current liabilities
Accounts payable (includes $451 and $0 of related party payables as of December 31, 2012 and 2011, respectively)	$4,908	$3,183
Accrued expenses (includes $4,033 and $3,791 of related party expenses as of December 31, 2012 and 2011, respectively)	26,362	20,937
Income tax payable	—	1,733
Cardholders' reserve	3,633	3,892
Deferred revenue	1,765	1,585
Current litigation contingencies	10,900	—
Long-term debt, current portion	10,000	—

Total current liabilities	57,568	31,330
Long-term debt, net of current portion	70,000	58,500
Deferred tax liabilities	4,224	7,431
Other non-current liabilities	3,155	4,628

Total liabilities	134,947	101,889

Commitments and contingencies (Note 15)
Stockholders' equity
Series A convertible preferred stock, $0.001 par value; 1,500,000 shares authorized; outstanding: 700,000 as of December 31, 2012 and 2011, respectively	1	1
Common stock, $0.001 par value; 225,000,000 shares authorized; outstanding: as of December 31, 2012—87,269,623 issued less 18,002,875 held in treasury and as of December 31, 2011—85,492,234 issued less 7,758,386 held in treasury	87	85
Treasury stock at cost; shares held: 18,002,875 as of December 31, 2012 and 7,758,386 as of December 31, 2011	(137,222)	(44,753)
Additional paid-in capital	184,819	165,298
Accumulated other comprehensive income (loss)	160	(712)
Retained earnings	69,801	50,934

Total stockholders' equity	117,646	170,853

Total liabilities & stockholders' equity	$252,593	$272,742

See accompanying notes to the consolidated financial statements.

NetSpend Holdings, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(in thousands, except per share data)
Operating Revenues (includes related party revenues of $5,911 in 2012, $5,401 in 2011 and $4,611 in 2010)	$351,332	$306,255	$275,387
Operating Expenses
Direct operating costs (includes related party expenses of $53,664 in 2012, $49,812 in 2011 and $38,625 in 2010)	169,066	146,199	130,783
Salaries, benefits and other personnel costs	56,328	52,736	54,032
Advertising, marketing and promotion costs	20,127	14,230	14,038
Other general and administrative costs (includes related party expenses of $276 in 2012, $226 in 2011 and $210 in 2010)	21,116	20,135	18,234
Depreciation and amortization	13,778	15,031	12,725
Other losses	36,988	515	4,300

Total operating expenses	317,403	248,846	234,112

Operating income	33,929	57,409	41,275
Other Income (Expense)
Interest income	139	108	85
Interest expense	(2,598)	(2,457)	(3,526)
Loss on extinguishment of debt	—	—	(734)

Total other expense	(2,459)	(2,349)	(4,175)
Income before income taxes	31,470	55,060	37,100
Provision for income taxes	12,603	21,814	14,368

Net income	$18,867	$33,246	$22,732

Net income per share of common stock:
Basic	$0.23	$0.37	$0.26
Diluted	$0.22	$0.36	$0.26
Shares used in computation of earnings per common share:
Basic	73,251	84,504	85,394
Diluted	84,321	91,284	88,991

See accompanying notes to the consolidated financial statements.

NetSpend Holdings, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(in thousands)
Net Income	$18,867	$33,246	$22,732
Other comprehensive income (loss) Investment securities, available-for-sale net unrealized gain (loss), net of tax	872	430	(1,142)

Other comprehensive income (loss)	872	430	(1,142)

Comprehensive income	$19,739	$33,676	$21,590

See accompanying notes to the consolidated financial statements.

NetSpend Holdings, Inc.

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2012, 2011 and 2010

	Series A Convertible Preferred Stock				Class B Common Stock					Accumulated Other Compre- hensive Income (Loss)
			Common Stock				Treasury Stock				Retained Earnings (Accumulated Deficit)	Total Stock- holders' Equity
									Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	(in thousands of dollars, except share data)
Balances as of December 31, 2009	—	$—	77,198,193	$77	10,244,609	$10	(1,870,000)	$(5,704)	$119,484	$—	$(4,515)	$109,352
Purchase of treasury stock	—	—	—	—	—	—	(1,500,000)	(5,670)	—	—	—	(5,670)
Stock-based compensation	—	—	—	—	—	—	—	—	7,268	—	—	7,268
Exercise of options for common stock	—	—	1,000,215	1	—	—	—	—	850	—	—	851
Tax benefit associated with stock options	—	—	—	—	—	—	—	—	2,536	—	—	2,536
Exercise of warrants for common stock	—	—	609,587	1	—	—	—	—	82	—	—	83
Vesting of restricted stock	—	—	—		215,050	1	—	—	—	—	—	1
Common stock issued in public offering, net of issuance costs (Note 11)	—	—	2,272,727	2	—	—	—	—	20,979	—	—	20,981
Conversion of Class B common stock to common stock	—	—	10,459,659	11	(10,459,659)	(11)	—	—	—	—	—	—
Dividend equivalents paid	—	—	—	—	—	—	—	—	—	—	(176)	(176)
Unrealized loss on available-for-sale investment	—	—	—	—	—	—	—	—	—	(1,142)	—	(1,142)
Net income	—	—	—	—	—	—	—	—	—	—	22,732	22,732

Balances as of December 31, 2010	—	$—	91,540,381	$92	—	$—	(3,370,000)	$(11,374)	$151,199	$(1,142)	$18,041	$156,816
Purchase of treasury stock	—	—	—	—	—	—	(4,319,844)	(32,718)	—	—	—	(32,718)
Tax withholding on restricted stock	—	—	—	—	—	—	(68,542)	(661)	—	—	—	(661)
Stock-based compensation	—	—	—	—	—	—	—	—	11,242	—	—	11,242
Exchange of shares	700,000	1	(7,000,000)	(7)	—	—	—	—	6	—	—	—
Exercise of options for common stock	—	—	588,247	—	—	—	—	—	1,405	—	—	1,405
Tax benefit associated with stock options	—	—	—	—	—	—	—	—	1,541	—	—	1,541
Vesting of restricted stock	—	—	363,606	—	—	—	—	—	—	—	—	—
Issuance cost of public offering	—	—	—	—	—	—	—	—	(95)	—	—	(95)
Dividend equivalents paid	—	—	—	—	—	—	—	—	—	—	(353)	(353)
Unrealized gain on available-for-sale investment	—	—	—	—	—	—	—	—	—	430	—	430
Net income	—	—	—	—	—	—	—	—	—	—	33,246	33,246

Balances as of December 31, 2011	700,000	$1	85,492,234	$85	—	$—	(7,758,386)	$(44,753)	$165,298	$(712)	$50,934	$170,853
Purchase of treasury stock	—	—	—	—	—	—	(10,267,018)	(92,559)	—	—	—	(92,559)
Tax withholding on restricted stock	—	—	—	—	—	—	(37,020)	(351)	—	—	—	(351)
Re-issuance of treasury stock under employee stock purchase plan	—	—	—	—	—	—	59,549	441	—	—	—	441
Stock-based compensation	—	—	—	—	—	—	—	—	11,464	—	—	11,464
Exercise of options for common stock	—	—	1,650,129	2	—	—	—	—	5,316	—	—	5,318
Tax benefit associated with stock options	—	—	—	—	—	—	—	—	2,741	—	—	2,741
Vesting of restricted stock	—	—	127,260	—	—	—	—	—	—	—	—	—
Unrealized gain on available-for-sale investment	—	—	—	—	—	—	—	—	—	872	—	872
Net income	—	—	—	—	—	—	—	—	—	—	18,867	18,867

Balances as of December 31, 2012	700,000	$1	87,269,623	$87	—	$—	(18,002,875)	$(137,222)	$184,819	$160	$69,801	$117,646

See accompanying notes to the consolidated financial statements.

NetSpend Holdings, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(in thousands of dollars)
Cash flows from operating activities
Net income	$18,867	$33,246	$22,732
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	13,778	15,031	12,725
Amortization of debt issuance costs	326	326	424
Loss on extinguishment of debt	—	—	734
Stock-based compensation	11,464	11,242	7,268
Tax benefit associated with stock options	(2,741)	(1,541)	(2,536)
Provision for cardholder losses	18,741	14,441	10,254
Deferred income taxes	(6,785)	(2,646)	(1,505)
Change in cash surrender value of life insurance policies	(159)	8	—
Litigation contingencies, current	10,900	—	—
Changes in operating assets and liabilities
Accounts receivable	(3,070)	(2,111)	(928)
Income tax receivable or payable	949	2,942	5,243
Prepaid card supply	(1,535)	(395)	178
Prepaid expenses	(681)	(946)	(23)
Other current assets	819	(1,172)	838
Other long-term assets	(9,752)	(2,316)	(972)
Accounts payable and accrued expenses	7,150	(3,797)	2,942
Cardholders' reserve	(19,000)	(15,338)	(7,085)
Deferred revenue	180	252	(825)
Other liabilities	(1,473)	1,621	2,637

Net cash provided by operating activities	37,978	48,847	52,101

Cash flows from investing activities
Purchase of property, equipment and software	(14,595)	(9,182)	(6,045)
Purchase of intangible assets	(314)	(12)	(4)
Long-term investment	(1,095)	—	(3,210)
Premiums paid on cash surrender value life insurance policies	(521)	(894)	—

Net cash used in investing activities	(16,525)	(10,088)	(9,259)

Cash flows from financing activities
Dividend equivalents paid	—	(353)	(176)
Proceeds from exercise of common stock warrants	—	—	83
Proceeds from exercise of common stock options	5,318	1,405	851
Proceeds from the re-issuance of treasury stock under employee stock purchase plan	441	—	—
Tax benefit associated with stock options	2,741	1,541	2,536
Net cash proceeds (disbursements) from initial public offering	—	(95)	20,981
Proceeds from issuance of long-term debt	90,000	—	58,500
Issuance costs of long-term debt	—	—	(1,462)
Principal payment on debt	(68,500)	(3,303)	(72,138)
Treasury stock purchase	(92,559)	(32,718)	(5,670)
Tax withholding on restricted stock	(351)	(661)	—

Net cash provided by (used in) financing activities	(62,910)	(34,184)	3,505
Net change in cash and cash equivalents	(41,457)	4,575	46,347
Cash and cash equivalents at beginning of year	72,076	67,501	21,154

Cash and cash equivalents at end of year	$30,619	$72,076	$67,501

Supplemental disclosure of cash flow information
Cash paid for interest	$2,330	$2,591	$2,764
Cash paid for income taxes	18,403	21,432	10,682
Non-cash investing activities
Capital lease entered into for the purchase of software	$—	$1,949	$—

See accompanying notes to the consolidated financial statements.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

NOTE 1: ORGANIZATION AND BUSINESS

        NATURE OF OPERATIONS—NetSpend Holdings, Inc. (the "Company") was formed as a Delaware corporation on February 18, 2004 in connection with the recapitalization of one of the Company's current subsidiaries, NetSpend Corporation, which was founded in 1999. The Company operates in one reportable business segment to provide general purpose reloadable ("GPR") prepaid debit and payroll cards and alternative financial service solutions to underbanked and other consumers in the United States. The products marketed and managed by the Company provide consumers with access to FDIC-insured depository accounts with a menu of pricing and features specifically tailored to their needs. The Company has an extensive distribution and reload network comprised of financial service centers and other retail locations throughout the United States.

        The Company's common stock trades on the NASDAQ stock exchange under the symbol "NTSP."

        The Company is a program manager for the FDIC-insured depository institutions that issue the card products that the Company develops, promotes and distributes. The Company has agreements with, among others, Meta Payment Systems ("MetaBank"), a division of Meta Financial Group ("MFG"), Inter National Bank ("INB"), U.S. Bank ("USB"), SunTrust Bank ("SunTrust"), Regions Bank ("Regions"), BofI Federal Bank ("BofI") and The Bancorp Bank ("Bancorp" and, collectively with MetaBank, INB, USB, SunTrust, Regions and BofI, the "Issuing Banks") whereby the Issuing Banks issue MasterCard International ("MasterCard") or Visa USA, Inc. ("Visa") branded cards to customers. The Company has an agreement with another bank under which it will implement a paycard program in 2013. The products managed by the Company may be used to purchase goods and services wherever MasterCard and Visa are accepted or to withdraw cash via automatic teller machines ("ATMs").

        PRINCIPLES OF CONSOLIDATION—The accompanying consolidated financial statements include the accounts of NetSpend Holdings, Inc. and its wholly owned subsidiaries, NetSpend Corporation, Skylight Financial, Inc. and NetSpend Payment Services, Inc. All intercompany transactions have been eliminated in consolidation.

        USE OF ESTIMATES—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions about future events. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Among the more significant assumptions are those that relate to the valuation of goodwill and intangible assets, cardholders' reserve, legal contingencies and stock-based compensation. These accounting estimates reflect the best judgment of management. Actual results could significantly differ from management's estimates and judgments.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        CASH AND CASH EQUIVALENTS—The Company considers cash invested in interest-bearing deposits and short-term investments with original maturities of three months or less at the date of purchase to be cash equivalents.

        The Company has established compensating balances at certain of its Issuing Banks as security for its obligation to reimburse the Issuing Banks for overdrawn cardholder accounts that are not repaid by

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the cardholder. Some of these compensating balance accounts are included in the Consolidated Balance Sheets as cash and cash equivalents because there are no legal or contractual restrictions over the deposits in these accounts. As of December 31, 2012 and 2011 these compensating balances totaled $0.2 million.

        RESTRICTED CASH—Restricted cash is cash with statutory or contractual restrictions that prevent it from being used in the Company's operations. Restricted cash is classified in other non-current assets on the Company's Consolidated Balance Sheets.

        As of December 31, 2012 and 2011, the Company had restricted cash of $0.6 million and $0.5 million, respectively.

        ACCOUNTS RECEIVABLE—Accounts receivable primarily represents amounts due from cardholders for service and card activation fees and for interchange revenues related to merchant point of sale transactions. These receivables are generally settled by the issuing and merchant acquiring banks within a few days. Accounts receivable are recorded net of the allowance for doubtful accounts. The Company records an allowance when it becomes probable that a receivable will not be collected and receivables are written off against the allowance when management makes the determination to cease collection efforts.

        PREPAID CARD SUPPLY—Prepaid card supply consists of costs incurred primarily for purchasing card stock and embossing, encoding, packaging and shipping cards. Prepaid card supply costs associated with personalized cards are expensed to direct operating costs within the Consolidated Statements of Operations when the cards are shipped from the Company's fulfillment warehouses into the distribution channel or to end customers. Prepaid card supply costs associated with temporary cards are also expensed when shipped from the Company's fulfillment warehouses unless they are shipped to a retail warehouse. Costs associated with those shipments are deferred and expensed over the related merchandising cycle.

        UP-FRONT DISTRIBUTOR PAYMENTS—Occasionally, the Company makes up-front contractual payments to third-party distribution partners. The Company assesses each up-front payment to determine whether it meets the criteria of an asset (having a future benefit) as defined by U.S. GAAP. If these criteria are met, the Company capitalizes the up-front payment and recognizes the capitalized amount as expense ratably over the benefit period, which is generally the contract period. If the contract requires the distributor to perform specific acts (i.e. achieve a sales goal) and no other conditions exist for the distributor to earn or retain the up-front payment, then the Company capitalizes the payment and recognizes it as an expense when the performance conditions have been met. Up-front distributor payments are classified on the Consolidated Balance Sheets as other non-current assets and recorded as a direct operating cost in the Consolidated Statements of Operations.

        PROPERTY, EQUIPMENT AND SOFTWARE, NET—Property, equipment and software are stated at cost and depreciated using the straight-line method over their estimated useful lives. Office equipment and furniture and fixtures are depreciated over three to seven years, computer equipment is depreciated over three to five years, computer software is depreciated over three years and leasehold improvements are amortized over the shorter of their estimated useful life or the term of the related lease. When assets are sold or retired, the cost and accumulated depreciation are removed from the

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounts and any gain or loss is credited or charged to income. Costs for repairs and maintenance are expensed as incurred.

        The costs of internally developed and purchased software are amortized over their estimated useful lives of three years. Qualifying internally developed software costs are expensed during the preliminary project stage and post implementation stage. Capitalization begins when the preliminary project stage, which includes evaluating needs and selecting from alternatives, is completed and the appropriate level of management authorizes and commits to funding the project. Amortization begins at the point a computer software project is substantially complete and ready for its intended use. Development costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization treatment are expensed as incurred. Capitalized software is included in property equipment and software, net in the Company's Consolidated Balance Sheets.

        Property, equipment and software are assessed for impairment whenever events or circumstances indicate the carrying value of an asset group may not be fully recoverable by comparing the carrying value to the estimated total future undiscounted cash flows associated with the assets being evaluated. Impairment is recorded for long-lived assets equal to the excess of the carrying amount of the asset group over its estimated fair value. The Company did not recognize any significant impairment losses related to long-lived assets during the years ended December 31, 2012, 2011 or 2010.

        GOODWILL—Goodwill represents the excess of the purchase price of an acquired company over the fair value of the assets acquired and liabilities assumed. The Company evaluates goodwill for impairment annually or at an interim period if events occur or circumstances indicate it is more likely than not that the carrying value of the associated reporting unit exceeds its fair value.

        The Company assigns goodwill to its reporting units for the purpose of impairment testing. In 2011, the Company adopted amendments to the guidelines for testing goodwill for impairment contained in Accounting Standards Update ("ASU") 2011-08 issued by the Financial Accounting Standard Board (the "FASB"). The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a subsequent two-step goodwill impairment test. If the Company concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it does not need to perform the two-step impairment test for that reporting unit. In the first step of the two step impairment test, the estimated fair value of the respective reporting unit is compared to its carrying amount. If the carrying value is less than fair value, no indication of impairment exists and no impairment loss is recorded. If the carrying value of the reporting unit is greater than fair value, a second step in the impairment test is performed to determine the implied fair value of goodwill and the amount of impairment loss, if any.

        INTANGIBLE ASSETS—Intangible assets with indefinite lives are evaluated for impairment annually, or at an interim period if events occur or circumstances indicate it is more likely than not that their carrying value exceeds their fair value. Any excess carrying value of an intangible asset with an indefinite life over its fair value is recognized as an impairment loss. Finite lived intangible assets are amortized over their estimated useful lives using the straight-line method. Distributor and partner relationships have a useful life of between eight and ten years, developed technology has a useful life of between three and seven years, license agreements have a useful life of twelve years, patents and

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

trademarks have a useful life of between twelve and twenty years. The Company's acquired tradenames have indefinite lives. Intangible assets with finite lives are assessed for impairment whenever events or changes in circumstances indicate that their carrying value exceeds the future discounted cash flows associated with them.

        CARDHOLDERS' RESERVE—The Company is exposed to losses due to cardholder fraud, payment defaults and other forms of cardholder activity as well as losses due to non-performance of third parties who receive cardholder funds for transmittal to the Issuing Banks. The Company establishes a reserve for the losses it estimates will arise from processing customer transactions, debit card overdrafts, chargebacks for unauthorized card use and merchant-related chargebacks due to non-delivery of goods or services. These reserves are established based upon historical loss and recovery rates and cardholder activity for which specific losses can be identified. The cardholders' reserve was approximately $3.6 million and $3.9 million as of December 31, 2012 and 2011, respectively. The provision for cardholder losses is included in direct operating costs in the Consolidated Statements of Operations. The Company regularly updates its reserve estimate as new facts become known and events occur that may impact the settlement or recovery of losses.

        Establishing the reserve for cardholder losses is an inherently uncertain process and the actual losses experienced by the Company may vary from the current estimate.

        LITIGATION—In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. It is the Company's policy to routinely assess the likelihood of any adverse judgments or outcomes related to legal or regulatory matters as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after analysis of each known issue and consultation with the Company's internal and external legal counsel. The Company records reserves related to legal matters when it is determined that a loss is probable and the range of such loss can be reasonably estimated. Management discloses facts regarding material matters assessed as reasonably possible and the associated potential exposure, if estimable. The Company expenses legal costs as incurred.

        INCOME TAXES—The Company recognizes tax benefits or expenses on the temporary differences between the financial reporting and tax basis of its assets and liabilities. Deferred tax assets and liabilities are measured using statutorily enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company is required to adjust its deferred tax assets and liabilities in the period in which tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amount for which recovery is deemed more likely than not. The Company's policy is to classify interest and penalties associated with uncertain tax positions as a component of income tax expense.

        STOCK-BASED COMPENSATION—In October 2010, the Company adopted a new equity incentive plan, the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan (the "2004 Plan"), which amended and replaced the Company's prior option plan. The Company measures the fair value of stock options on the date of grant using the Binomial Lattice model. Compensation expense is recognized on a straight-line basis over the requisite service period, net of estimated forfeitures. The Company considers multiple factors when estimating expected forfeitures, including the

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

employee class and historical experience. The Company presents excess tax benefits from the exercise of stock options as financing cash flows.

        In April 2012, the stockholders of the Company approved the NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan (the "ESPP"). Subject to certain limitations, the ESPP enables eligible employees to utilize after-tax payroll deductions to purchase shares of Company's common stock at the lesser of 85% of its fair market value on the first or last business day of each quarterly purchase period (six months with respect to the first purchase period in 2012). The discount associated with the stock purchased by participants in the ESPP is expensed as incurred.

        EARNINGS PER SHARE—Basic earnings per common share excludes dilution for potential common stock issuances and is calculated by dividing net income available to common stockholders by the weighted average number of common shares issued and outstanding during the period. Diluted earnings per common share is calculated by dividing net income by the weighted average number of common shares issued and outstanding during the period plus amounts representing the dilutive effect of stock options, warrants and restricted stock and convertible preferred stock, as applicable. The Company calculates basic and diluted earnings per common share using the treasury stock method, the as-if-converted method and the two-class method, as applicable.

        REVENUE RECOGNITION—The Company's operating revenue principally consists of a portion of the service fees and interchange revenues received by the Issuing Banks in connection with the programs managed by the Company. Revenue is recognized when there is persuasive evidence of an arrangement, the relevant services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

        Cardholders are charged fees in connection with the products and services provided, as follows:

  •
  Transactions—Cardholders are typically charged a fee for each PIN and signature-based purchase transaction made using their GPR cards, unless the cardholder is on a monthly or annual service plan, in which case the cardholder is instead charged a monthly or annual subscription fee, as applicable. Cardholders are also charged fees for ATM withdrawals and other transactions conducted at ATMs.

  •
  Customer Service and Maintenance—Cardholders are typically charged fees for balance inquiries made through the Company's call centers. Cardholders are also charged a monthly maintenance fee after a specified period of inactivity.

  •
  Additional Products and Services—Cardholders are charged fees associated with additional products and services offered in connection with certain GPR cards, including the use of overdraft features, a variety of bill payment options, custom card designs and card-to-card transfers of funds initiated through the Company's call centers.

  •
  Other—Cardholders are charged fees in connection with the acquisition and reloading of the Company's GPR cards at retailers and the Company receives a portion of these amounts in some cases.

        Revenue resulting from the service fees charged to cardholders described above is recognized when the fees are charged because the earnings process is substantially complete, except for revenue resulting from the initial activation of the Company's cards and annual subscription fees. Revenue resulting from

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the initial activation of cards is recognized ratably, net of commissions paid to distributors, over the average account life, which is approximately one year for GPR cards (three months for the gift cards the Company marketed prior to August 2010). Revenue resulting from annual subscription fees is recognized ratably over the annual period to which the fees relate.

        Revenues also include fees charged in connection with program management and processing services the Company provides for private-label programs, as well as fees charged to MetaBank based on interest earned on cardholder funds. Under the Company's current arrangement with MetaBank, the Company would only be entitled to receive interest on cardholder funds if market interest rates rose significantly above current levels. Revenue resulting from these fees is recognized when the Company has fulfilled its obligations under the underlying service agreements.

        The Company earns revenues from a portion of the interchange fees remitted by merchants when cardholders make purchase transactions using their GPR cards. Subject to applicable law, interchange fees are fixed by the card associations and network organizations (collectively, the "Networks"). Interchange revenues are recognized net of sponsorship, licensing and processing fees charged by the Networks for services they provide in processing purchase transactions routed through them. Interchange revenue is recognized during the period that the purchase transactions occur. Also included in interchange revenue are fees earned from branding agreements with the Networks.

        DIRECT OPERATING COSTS—Direct operating costs consist of internal and external customer service costs, commissions paid to third-party distributors, ATM processing fees, card supply costs, costs for fraud and other losses related to the Company's card programs, customer verification costs, customer service costs and fees paid to the Issuing Banks. These costs are driven by transaction volumes and the number of active cards.

        SALARIES, BENEFITS AND OTHER PERSONNEL COSTS—Salaries, benefits and other personnel costs primarily consist of expenses related to non-customer service employee wages, bonuses, equity-based compensation and benefits, including 401(k) matching expenses and the Company's portion of employee health insurance costs. Salaries, benefits and other personnel costs related to customer service employees are included in direct operating costs in the Consolidated Statements of Operations.

        ADVERTISING COSTS—The Company expenses advertising costs as they are incurred except for direct-response advertising and television advertising production costs. Direct-response advertising consists of commissions paid to affiliate marketers for the new funded customer accounts generated by them. Direct-response advertising costs are capitalized and amortized over the average life of the new accounts, which is approximately one year. Television advertising production costs consist of the costs of developing and filming television ads. Television advertising production costs are capitalized when the production services are received and expensed in the period when the advertising first takes place.

        As of December 31, 2012 and 2011, $0.1 million and $0.2 million, respectively, of capitalized direct response advertising costs and television advertising production costs were included in current assets on the Consolidated Balance Sheets.

        SIGNIFICANT CONCENTRATIONS—Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. A significant portion of the Company's cash is deposited in cash and money market funds at large

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

depository institutions and is not eligible for FDIC insurance. The Company has not experienced any losses on its deposits to date. None of the Company's cash and cash equivalents are held in offshore accounts and the Company does not have any direct exposure to risks associated with European sovereign debt. Accounts receivable as of December 31, 2012 and 2011 are primarily receivables due from cardholders for service fees and for interchange revenues due from the Networks related to merchant point of sale transactions.

        Cardholder funds and deposits related to the Company's products are held at FDIC insured Issuing Banks for the benefit of the cardholders. Although the Company currently has active agreements with seven Issuing Banks, MetaBank holds a large majority of cardholder funds.

        Interchange revenue, which is recorded net of sponsorship, licensing and processing fees charged by the Networks for the services they provide in processing purchase transactions routed through them, represented approximately 22.5%, 22.4% and 21.6% of the Company's revenues during the years ended December 31, 2012, 2011 and 2010, respectively. The amounts of these fees were previously fixed by the Networks in their sole discretion. The enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act in May 2010 and the issuance of final regulations under this Act in June 2011 has imposed limits on the interchange fees that can be paid in connection with certain prepaid programs, effective October 2011. The Company programs are largely exempt from these restrictions.

        The Company derived more than one-third of its revenues during each of the years ended December 31, 2012, 2011 and 2010 from cardholders acquired through one of its third-party distributors, ACE Cash Express, Inc. ("ACE"). The Company's current distribution agreement with ACE is effective through March 2016 (this agreement will extend for an additional five years upon the consummation of the proposed merger with Total System Services, Inc. (see "Note 19").

NOTE 3: RECENT ACCOUNTING PRONOUNCEMENTS

        New accounting pronouncements or changes in existing accounting pronouncements may have a significant effect on the results of operations, financial condition or net worth of the Company's business operations.

        In June 2011, the FASB issued amendments to the guidelines on presenting comprehensive income. The amendments require that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments are effective for the first reporting period beginning after December 15, 2011 and are to be applied retrospectively. The Company adopted these amendments during 2012. The adoption of these amendments did not have a material effect on the Company's consolidated financial statements.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 3: RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In July 2012, the FASB issued amendments to the guidelines for testing indefinite-lived intangible assets other than goodwill. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test described in FASB ASC Topic 350. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company adopted these amendments for its quarterly and annual reporting periods ending December 31, 2012. The adoption of these amendments did not have a material effect on the Company's consolidated financial statements.

NOTE 4: PROPERTY, EQUIPMENT AND SOFTWARE

        Property, equipment and software consisted of the following as of December 31, 2012 and 2011:

	December 31,
	2012	2011
	(in thousands of dollars)
Computer and office equipment	$20,172	$17,563
Computer software	37,738	31,812
Furniture and fixtures	1,990	1,431
Leasehold improvements	3,186	1,639
Construction in progress	4,165	4,013

	67,251	56,458
Less: Accumulated depreciation	(43,508)	(35,827)

	$23,743	$20,631

        During 2011, the Company modified the capital lease arrangement with a software provider, extending it for one year and purchasing $1.9 million of additional computer software. The computer software is included in property, equipment and software on the Company's Consolidated Balance Sheets.

        Depreciation expense, which includes amortization of the capital lease described above, was approximately $11.5 million for each of the years ended December 31, 2012 and 2011, respectively, and was $9.5 million for the year ended December 31, 2010.

NOTE 5: GOODWILL

        The Company's goodwill balance is the result of acquiring: all of the capital stock of NetSpend Corporation through a recapitalization transaction in 2004; the acquisition of Skylight Financial, Inc. ("Skylight") in 2008, a company that is focused on the market for direct deposit payroll accounts; and Procesa International, LLC ("Procesa"), a service provider for direct, cross-border and cell phone top-up payment services for Latin America in 2008.

        Goodwill is tested for impairment annually or if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below its carrying value. In 2010, the

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 5: GOODWILL (Continued)

Company performed the first step of the two-step impairment test and determined that the fair value of its goodwill exceeded its carrying value. In 2011 and 2012, the Company adopted the amendments included in the FASB's ASU 2011-08 under which it first assessed qualitative factors to determine whether the existence of events or circumstances would lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on its analysis, the Company determined it was not more likely than not that that the fair values of its reporting units were less than their respective carrying amounts, and no further impairment testing was performed. Accordingly, no goodwill impairment charges were recorded in the years ended December 31, 2012, 2011 or 2010.

NOTE 6: INTANGIBLE ASSETS

        Intangible assets consisted of the following as of December 31, 2011:

	December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands of dollars)
Distributor and partner relationships	$26,426	$(15,345)	$11,081
Developed technology	7,261	(6,865)	396
Other	184	(49)	135

Amortized intangible assets	$33,871	$(22,259)	$11,612
Unamortized intangible assets:
Tradenames	10,615	—	10,615

Total intangible assets	$44,486	$(22,259)	$22,227

        Intangible assets consisted of the following as of December 31, 2012:

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands of dollars)
Distributor and partner relationships	$26,426	$(17,395)	$9,031
Developed technology	7,261	(7,073)	188
Other	498	(86)	412

Amortized intangible assets	$34,185	$(24,554)	$9,631
Unamortized intangible assets:
Tradenames	10,615	—	10,615

Total intangible assets	$44,800	$(24,554)	$20,246

        As part of the Company's acquisition of Skylight in 2008, the Company acquired the "Skylight" trade name. Based on the reputation of the Skylight trade name and the anticipated future benefits and cash flows the trade name is expected to contribute, the Company accounts for the trade name as an

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 6: INTANGIBLE ASSETS (Continued)

indefinite lived intangible asset. As of December 31, 2012, the Skylight trade name continues to have an indefinite life as the Company continues to use the Skylight trade name on certain of its products.

        No impairment charges were recorded in respect of the Company's intangible assets in the years ended December 31, 2012, 2011 or 2010.

        Amortization expense for the years ended December 31, 2012, 2011 and 2010 was $2.3 million, $3.5 million and $3.2 million, respectively. As of December 31, 2012, estimated amortization expense for the next five years and thereafter was as follows:

(in thousands of dollars)
2013	$1,731
2014	1,731
2015	1,701
2016	1,659
2017	1,658
Thereafter	1,151

$9,631

NOTE 7: INVESTMENTS

        During the year ended December 31, 2010, the Company purchased 150,000 shares of the common stock of Meta Financial Group ("MFG"), the holding Company of MetaBank, one of the Company's Issuing Banks, for $3.2 million. During the year ended December 31, 2012, the Company purchased 50,000 shares of the common stock of MFG for $1.1 million. The investments in MFG are available-for-sale securities and are included in the Consolidated Balance Sheets as a long-term investment.

        As of December 31, 2012, the Company's investment in MFG is stated at fair value using its quoted price on the NASDAQ stock market. As of December 31, 2012, the fair value of the Company's investment in MFG was $4.6 million.

NOTE 8: ACCRUED EXPENSES

        Accrued expenses as of December 31, 2012 and 2011 consisted of the following:

	December 31,
	2012	2011
	(in thousands of dollars)
Commissions payable to distributors	$7,469	$5,057
Accrued wages and related personnel expenses	6,016	5,035
Other accrued expenses	12,877	10,845

	$26,362	$20,937

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 9: DEBT

        The Company's outstanding borrowings as of December 31, 2012 and 2011 consisted of the following:

	December 31,
	2012	2011
	(in thousands of dollars)
Revolving credit facility	$80,000	$58,500

Total long-term debt	80,000	58,500
Less:
Long-term debt, current portion	10,000	—

Long-term debt, net of current portion	$70,000	$58,500

        In connection with its acquisition of Skylight in 2008, the Company entered into a credit facility with a syndicate of banks with JP Morgan as administrative agent (the "prior credit facility"). Loans under the prior credit facility bore interest at the greater of 6.0% per annum or at a market rate based on either the alternate base rate or LIBOR, plus a spread. The Company repaid all amounts owed under the prior credit facility in September 2010.

        In September 2010, the Company entered into a new credit facility with a syndicate of banks with Sun Trust Bank as administrative agent. This facility provides a $135.0 million revolving credit facility with an accordion feature that allows the Company to request increases to the facility of up to $50.0 million. The initial borrowings of $58.5 million under this facility were used to repay the $56.3 million of outstanding indebtedness under the Company's prior credit facility, $0.7 million of accrued interest on such indebtedness and $1.5 million of debt issuance costs associated with the current credit facility. In 2010, the Company recorded a $0.7 million loss related to the write-off of remaining capitalized debt issuance costs associated with its prior credit facility.

        Amounts borrowed under the current credit facility may be used for working capital, capital expenditures, acquisitions and other general corporate purposes. This facility has a maturity date of September 2015 and provides for a $5.0 million swingline facility and commitments for up to $15.0 million in letters of credit. At the Company's option, the Company may prepay any borrowings in whole or in part, without any prepayment penalty or premium.

        The outstanding borrowings under the current credit facility bear interest, at the Company's election, as either base rate or Eurodollar loans. Base rate loans bear annual interest at the base rate (the greater of the federal funds rate plus 0.50%, the prime rate or one-month LIBOR plus 1.00%) plus a spread of 1.50% to 2.25%, depending on the Company's leverage ratio. Eurodollar loans bear interest at the adjusted LIBOR for the interest period in effect for such borrowings plus a spread of 2.50% to 3.25%, depending on the Company's leverage ratio. During the year ended December 31, 2012, the weighted average interest rate applicable to the outstanding borrowings on this credit facility was 3.2%. The Company's interest rate on Eurodollar loans, which comprised all of the Company's outstanding borrowings as of December 31, 2012, was 2.7% as of that date.

        The current credit facility contains certain financial and non-financial covenants and requirements, including a leverage ratio, fixed charge ratio and certain restrictions on the Company's ability to make

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 9: DEBT (Continued)

investments, pay dividends or sell assets. It also provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with the covenants set forth in the credit agreement and certain changes in control. The Company was in compliance with these covenants as of December 31, 2012.

        Under the current credit facility, letters of credit may be issued for a period of up to one year (subject to any automatic renewal provisions), although all such letters of credit must expire at least ten business days prior to the current credit facility's maturity date. The Company pays a participation fee with respect to each issued letter of credit. This fee accrues at the rate of 2.5% per annum on the average daily amount of the letters of credit outstanding. The Company also pays a fronting fee of 0.25% per annum on the average daily amount of outstanding letter of credit exposure from the issue date to the date on which there ceases to be any letter of credit exposure, as well as the issuing bank's standard fees. Participation fees and fronting fees are payable in arrears on the last day of each calendar quarter. During the years ended December 31, 2012 and 2011, the Company paid $0.2 million and less than $0.1 million, respectively, in participation or fronting fees. The Company did not pay any participation or fronting fees during the year ended December 31, 2010.

        The terms of the current credit facility require the Company to pay a commitment fee based on its average daily unused amount. This fee accrues at a rate of 0.45% to 0.50% per annum, depending on the Company's leverage ratio and is payable in arrears on the last day of each calendar quarter. During each of the years ended December 31, 2012 and 2011, the Company paid $0.3 million in commitment fees. During the year ended December 31, 2010, the Company paid $0.1 million in commitment fees.

        As of December 31, 2012, the aggregate amount outstanding under the Company's revolving credit facility was $80.0 million and the Company had $6.9 million in letters of credit outstanding. As of December 31, 2012, the Company had $8.1 million of unused letters of credit.

        The following table presents the availability under the $135.0 million revolving credit facility as of December 31, 2012:

(in thousands of dollars)
Total available revolving credit facility	$135,000
Less: outstanding revolving credit loans	(80,000)
Less: outstanding swingline loans	—
Less: outstanding letters of credit	(6,900)

Remaining availability under the revolving credit facility	$48,100

        During 2009, the Company entered into a capital lease arrangement with a software provider for perpetual database licenses. The capital lease arrangement resulted in the recording of $3.4 million in capitalized computer software. During 2011, the Company modified the capital lease arrangement, extending it for one year and purchasing $1.9 million of additional computer software. During the years ended December 31, 2011 and 2010, the Company made payments of $3.3 million and $1.4 million, respectively, towards the capital lease, which included interest payments at an effective interest rate of 6.0%. The capital lease was paid in full in 2011.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 10: FAIR VALUE OF ASSETS AND LIABILITIES

        U.S. GAAP defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between arms-length market participants at the measurement date. When determining the fair value of its assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and considers assumptions market participants would use, such as inherent risk, transfer restrictions and risk of nonperformance.

        The Company's financial instruments include cash, cash equivalents, accounts receivable, long-term investments, investment in company-owned life insurance, accounts payable, obligations under its deferred compensation plan and borrowings under its revolving credit facility. As of December 31, 2012 and 2011, the fair values of the Company's cash, cash equivalents, accounts receivable and accounts payable approximated the carrying values of these instruments presented in the Company's Consolidated Balance Sheets because of their short-term nature.

        The following table is a summary of the Company's assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurement as of December 31 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
	2012	2011	2012	2011	2012	2011
Assets
Long-term investment
Equity security	4,560	2,497	—	—	—	—
Other assets
Investment in company-owned life insurance	—	—	2,091	1,411	—	—
Debt
Borrowings under revolving credit facility	—	—	80,000	58,500	—	—
Other liabilities
Deferred compensation	—	—	2,059	1,449	—	—

        Fair value is estimated by applying a hierarchy that prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

          Level 1—Quoted prices in active markets for identical assets or liabilities;

          Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

          Level 3—Inputs that are generally unobservable and typically reflect management's estimate of assumptions that market participants would use in pricing the asset or liability.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 10: FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

        The Company had no significant transfers between Level 1, Level 2 or Level 3 assets during the years ended December 31, 2012 or 2011.

        As of December 31, 2012 and 2011, the Company's long-term investments in MFG (see "Note 7") were recorded at their fair value based on a quoted price in an active market (Level 1).

        The Company's obligations under its deferred compensation plan represent amounts deferred by participants under this plan. Amounts deferred by a participant are credited with earnings and investment gains and losses by assuming that the deferral was invested in one or more investment options selected by the participant from a family of money market funds and mutual funds chosen by the Company. These funds were recorded at their fair value as of December 31, 2012 and 2011 based on quoted prices in non-active markets and observable inputs other than quoted prices (Level 2).

        The Company's investment in company-owned life insurance consists of life insurance policies on some of the participants in its deferred compensation plan and related investments in money market funds and mutual funds that were recorded at their fair value as of December 31, 2012 and 2011 based on quoted prices in non-active markets and observable inputs other than quoted prices (Level 2). Under the Company's deferred compensation program, the cash surrender value of the company-owned life insurance policies is invested in instruments and in amounts that mirror the investment elections made by participants in the Company's deferred compensation plan.

        As of December 31, 2012 and 2011, the fair value of the Company's borrowings under its revolving credit agreement were categorized as a Level 2 hierarchy and approximated their carrying value based on prevailing market rates for borrowings with similar ratings and maturities.

        The following table presents the amortized cost, gross unrealized gains and losses and fair value for the Company's investment in MFG:

	December 31, 2012				December 31, 2011
		Gross Unrealized				Gross Unrealized
	Amortized Cost				Amortized Cost
		Gains	Losses	Fair Value		Gains	Losses	Fair Value
(in thousands of dollars)
December 31:
Available-for-sale security
Equity security	4,305	255	—	4,560	3,209	—	(712)	2,497

NOTE 11: STOCKHOLDERS' EQUITY

Common and Preferred Stock

        Prior to its IPO in 2010, the Company's certificate of incorporation authorized the Company to issue 150,000,000 shares of class A common stock, par value $0.001 per share, 15,000,000 shares of class B common stock, par value $0.001 per share and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. Each share of class B common stock was convertible into one share of class A common stock as set forth in the Company's certificate of incorporation.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 11: STOCKHOLDERS' EQUITY (Continued)

        On October 22, 2010, the Company completed an offering (the "IPO") through which 18,536,043 shares of common stock were sold to the public at an offering price of $11.00 per share. 2,272,727 of these shares were sold by the Company and 16,263,316 shares were sold by existing stockholders. The Company generated net proceeds of approximately $20.9 million after deducting underwriting discounts and commissions and $2.4 million in total expenses incurred in connection with the offering. Effective upon the completion of the IPO, certain selling stockholders exercised warrants to purchase 696,270 shares of class A common stock at a weighted-average exercise price of $1.69 per share. 102,065 of these shares were retained as payment of the warrant exercise price and the remaining 594,205 shares were sold in the offering. In addition, certain employees exercised options to purchase 890,594 shares of the Company's common stock, at a weighted average exercise price of $2.96 per share, and sold the 651,085 net shares received thereby in connection with the closing of the IPO.

        Upon the completion of the IPO in 2010, the Company's certificate of incorporation was amended and restated to: reflect the reclassification of the Company's class A common stock into common stock; increase the total number of authorized shares of common stock from 150,000,000 to 225,000,000; and provide that all shares of the Company's class B common stock would automatically convert into shares of common stock on a one-for-one basis upon the occurrence of certain events. Immediately following completion of the Company's IPO in October 2010, Skylight Holdings I, LLC transferred all of the shares of the Company's class B common stock held by it to its members. As a result of the transfer, Skylight Holdings I, LLC, JLL Partners Fund IV, L.P. ("JLL Fund IV"), JLL Partners Fund V, L.P. (collectively with JLL Fund IV, the "JLL Funds") and their affiliates ceased to own or control 25% or more of the Company's voting securities and, pursuant to the terms of the Company's amended and restated certificate of incorporation, all of the shares of the Company's class B common stock held by them, which constituted all of the outstanding share of class B common stock, automatically converted into shares of common stock on a one-for-one basis.

        In 2011 the Company created a new series of preferred stock consisting of 1,500,000 shares, par value of $0.001 per share, pursuant to the Company's articles of incorporation which authorizes the Company to issue up to 10,000,000 shares of $0.001 par value preferred stock. The new series of preferred stock is designated as Series A Convertible Preferred Stock (the "Series A Stock").

        Holders of the Series A Stock have no voting rights, other than as may be required by applicable law and no holder of Series A Stock has a preemptive or preferential right to acquire or subscribe for any shares of securities of any class. The Series A Stock is not redeemable or assessable or entitled to the benefits of any sinking fund. Shares of Series A Stock may be converted at the option of the holder, at any time, into shares of the Company's common stock at the rate of ten shares of common stock for each share of Series A Stock; provided, however, that no holder of shares of Series A Stock may convert any of their shares into common stock if (i) upon completing such conversion the holder, together with its affiliates, would own or control shares of common stock representing 24.9% or more of the outstanding voting securities of the Company or (ii) such conversion would require prior approval or notice under any state law then applicable to the Company or its subsidiaries.

        In the event any dividends are declared or paid on the Company's common stock, holders of Series A Stock would be entitled to receive dividends in an amount equal to the amount of the dividends that the holder would have received had their Series A Stock been converted into common stock as of the date immediately prior to the record date for such dividend.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 11: STOCKHOLDERS' EQUITY (Continued)

        In the event of liquidation, dissolution or winding up of the Company, any assets and funds legally available for distribution would be distributed ratably among the holders of the common stock and Series A Stock in proportion to the number of shares of such stock owned by each such holder. In the case of holders of Series A Stock, any such distribution would be based on the number of shares of common stock that they would have received had their Series A Stock been converted into common stock immediately prior to such distribution.

        During 2011, the JLL Funds exchanged 7,000,000 shares of common stock held by them for an aggregate of 700,000 shares of Series A Stock in a transaction exempt from the registrations requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof. The JLL Funds beneficially owned more than five percent of the Company's outstanding common stock as of December 31, 2012. No commissions or other remuneration was or will be paid or given, directly or indirectly, to the JLL Funds or any other person in connection with the exchange. The shares of Series A Stock issued to the JLL Funds will be automatically re-converted into shares of common stock (at the rate of ten shares of common stock for each share of Series A Stock) if they are sold or otherwise transferred to a person who (i) upon completing such transfer the holder, together with its affiliates, would own or control shares of common stock representing 24.9% or more of the outstanding voting securities of the Company or (ii) such transfer would require prior approval or notice under any state law then applicable to the Company or its subsidiaries.

Treasury Stock Transactions

        Treasury stock is accounted for under the cost method and is included as a component of stockholders' equity.

        In 2010, the Company repurchased 1,500,000 shares of its common stock for $5.7 million.

        In 2011, the Company's board of directors approved two $25 million share repurchase programs, the first of which was completed in September 2011. The Company repurchased 3,276,093 shares of common stock for $25.1 million pursuant to the first share repurchase program. The Company repurchased 1,043,751 shares of common stock for $7.7 million pursuant to the second share repurchase program during 2011.

        In February 2012, the Company completed the second $25 million share repurchase program that was authorized in 2011. In 2012, the Company repurchased 2,050,959 shares of common stock for $17.4 million pursuant to this program. In June 2012, the Company's board of directors approved an additional $75 million share repurchase program that was completed in August 2012. The Company repurchased 8,216,059 shares of common stock for $75.2 million pursuant to this program.

Dividend Equivalents

        Certain of the stock options issued to the Company's Chief Executive Officer (the "CEO") prior to the Company's IPO in October 2010 contain rights to dividend equivalents. The dividend equivalents relate to dividends paid by the Company in 2008 and were paid when the underlying options vested. During the years ended December 31, 2011 and 2010, the Company paid $0.4 million and $0.2 million, respectively, in cash dividend equivalents. The Company did not pay any cash dividend equivalents during the year ended December 31, 2012.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 12: SHARE BASED PAYMENT

Stock Incentive Plans

        In October 2010, the Company adopted a new equity incentive plan, the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan (the "2004 Plan"), which amended and replaced the Company's prior option plan. As of December 31, 2012, the Company had reserved 27,436,995 shares of its common stock for issuance under the 2004 Plan. The number of shares reserved for issuance under the 2004 Plan will increase annually by a number of shares equal to the lesser of (1) 3% of the total outstanding shares of the Company's capital stock as of immediately prior to the increase, (2) 3,000,000 or (3) such lesser amount as is determined by the Company's board of directors. Options granted under the 2004 Plan generally expire ten years from the effective date of grant.

        The 2004 Plan provides for the grant of stock options and other stock-based awards to key employees, directors and consultants, including executive officers. Under the 2004 Plan, the Company is authorized to issue standard, event-based and performance-based options, restricted stock awards and other awards.

        In April 2012, the stockholders of the Company approved the NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan (the "ESPP"). Subject to certain limitations, the ESPP enables eligible employees to utilize after-tax payroll deductions to purchase shares of Company's common stock at the lesser of 85% of its fair market value on the first or last business day of each quarterly purchase period (six months with respect to the first purchase period in 2012). A total of 2,000,000 of the Company's treasury shares have been reserved for issuance under the ESPP.

Stock Options

        Standard options issued to employees generally vest and become exercisable in four equal installments on the four succeeding anniversaries of the applicable grant date. Standard options issued to members of the board of directors generally vest and become exercisable in three equal installments on the three succeeding anniversaries of the applicable grant date. In each case, vesting of the options is subject to the holder of the option continuing to provide services to the Company during the applicable vesting period. The Company expenses the grant-date fair value of standard options, net of estimated forfeitures, over the vesting period on a straight-line basis. During the years ended December 31, 2012, 2011 and 2010, the Company issued 1.6 million, 1.7 million and 2.4 million standard options, respectively.

        Event-based options vest upon the earlier of (1) a change in control of the Company or (2) the second anniversary of the closing of an IPO. During the year ended December 31, 2010, the Company issued 0.9 million event-based options to employees. The Company did not issue any event-based options during the years ended December 31, 2012 or 2011.

        Performance-based options carry service, market and performance conditions different from the Company's other stock option agreements. The terms of the performance-based options specify that the options vest at the earlier of: (1) the Company's achievement of a performance condition and the option holder's continued employment with the Company over a four-year period, or (2) the option holder's continued employment with the Company over a six-year period. The Company did not issue any performance-based options during the years ended December 31, 2012, 2011 or 2010.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 12: SHARE BASED PAYMENT (Continued)

        During the year ended December 31, 2010, the board of directors modified the performance condition of certain performance-based options. Prior to the modification, the performance condition for employee option holders was the Company's achievement of a pre-determined equity value hurdle in connection with an IPO or a change of control. The performance condition for all performance-based employee options, with the exception of those held by the Company's CEO, was modified to be the earlier of (1) the Company's achievement of a pre-determined equity value hurdle in or subsequent to an IPO, (2) a change in control prior to December 31, 2011 or (3) the Company's achievement of a pre-determined earnings target. During the year ended December 31, 2010, the Company recorded additional compensation expense of approximately $0.2 million related to this modification. In 2012, the performance targets associated with these options were met, and in the first quarter of 2013, the Compensation Committee of the Company's Board of Directors certified the performance achievement. As a result, approximately 1.0 million options will vest in the first quarter of 2013.

        Also in 2010, the board of directors modified the terms of certain options held by a former member of the Company's board of directors to allow them to continue vesting subsequent to the termination of the holder's board membership. The modification was approved by the board of directors in exchange for consulting services. The services were deemed non-substantive and additional compensation expense of approximately $0.2 million was recognized during the year ended December 31, 2010. In addition, restricted stock awards held by former executives and employees of the Company were accelerated in accordance with their employment agreements. The Company recorded additional compensation expense of $0.5 million related to this acceleration.

        The fair value of the stock options issued under the 2004 Plan during the years ended December 31, 2012, 2011 and 2010 was $7.3 million, $12.0 million and $10.7 million, respectively. The total fair value of options vested under the 2004 Plan during the years ended December 31, 2012, 2011 and 2010 was $7.2 million, $3.0 million and $4.6 million, respectively.

        The following table presents a summary of stock option activity for the year ended December 31, 2012:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2011	11,397,710	$5.31	6.9 years	$42,674,370
Granted	1,573,790	8.86
Exercised	(1,650,129)	3.23
Expired	(244,730)	4.63
Forfeited	(131,406)	5.30

Outstanding December 31, 2012	10,945,235	$6.01	6.7 years	$67,330,588

Vested and expected to vest at December 31, 2012	10,291,403	$5.99	6.6 years	$63,542,785
Exercisable at December 31, 2012	4,640,428	$4.83	6.1 years	$33,436,736

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 12: SHARE BASED PAYMENT (Continued)

        The aggregate intrinsic value in the table above represents the total pre-tax value of the options shown. This amount is equal to the difference between the Company's closing stock price on December 31, 2012 ($11.82 per share) and the exercise prices of the options shown, multiplied by the number of in-the-money options. This is the aggregate amount that would have been received by the option holders if they had all exercised their options on December 31, 2012 and sold the shares received thereby at the closing price of the Company's stock on that date. This amount changes based on the fair value of the Company's stock. The intrinsic value of options exercised during 2012, 2011 and 2010 was $10.6 million, $3.7 million and $9.2 million, respectively.

        Options with the following characteristics were outstanding as of December 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.25 - $3.47	1,270,558	5.5	$3.38	583,858	$3.28
3.53	4,610,618	5.3	3.53	2,458,349	3.53
3.78 - 8.63	1,908,812	7.6	4.53	1,012,877	4.06
8.71 - 11.00	1,887,784	8.8	9.46	255,582	11.00
11.48 - 14.70	50,500	7.9	14.67	25,500	14.64
14.80	1,216,963	8.1	14.80	304,262	14.80

	10,945,235	6.7	$6.01	4,640,428	$4.83

Assumptions for Estimating Fair Value of Stock Option Grants

        The Company uses the Binomial Lattice model for determining the estimated fair value of stock option awards because the Company has determined that this model best reflects the characteristics of its employee options. The Binomial Lattice model requires analysis of actual exercise behavior data and a number of assumptions including expected volatility, risk-free interest rate, expected dividends, option cancellations and forfeitures.

        The following table summarizes the assumptions used to value options issued for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Expected volatility	49.7% - 56.1%	49.1% - 56.5%	51.2% - 58.4%
Expected dividend yield	—	—	—
Expected term	6.3 - 7.1 years	6.0 - 6.9 years	6.0 - 8.5 years
Risk free rate	1.5% - 2.3%	2.1% - 3.4%	2.6% - 3.8%
Weighted average fair value of options at grant date	$4.64	$6.86	$3.30

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 12: SHARE BASED PAYMENT (Continued)

        The volatility assumption is based on the historical volatilities of comparable public companies. The dividend yield assumption is based on the Company's expectation of future dividend payouts. The expected term of employee stock options represents the weighted average period that the stock options are expected to remain outstanding. The Company derived the expected term assumption based on its historical experience, while giving consideration to options that have lives less than the contractual terms and vesting schedules in accordance with guidance set by the FASB. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company's employee stock options.

Restricted Stock

        During the year ended December 31, 2010, the Company issued 0.7 million shares of restricted stock to employees that generally vest in three or four equal installments on the three or four succeeding anniversaries of the applicable award date. Upon completion of the Company's IPO, the vesting of 0.3 million restricted shares accelerated to vest in six months. During the year ended December 31, 2011, the Company issued less than 0.1 million shares of restricted stock to members of the board of directors under the 2004 Plan. The restricted stock awarded to members of the board of directors vests on the one year anniversary of its grant date. During the year ended December 31, 2012, the Company issued 0.9 million shares of restricted stock with a fair value of $8.4 million to officers and employees. In addition, the Company issued less than 0.1 million shares of restricted stock with a fair value of $0.5 million to members of its board of directors, some of which were issued in lieu of cash retainer fees. The restricted stock awards issued to employees generally vest in four equal installments on the four succeeding anniversaries of the grant date. The restricted stock awards issued to members of the board of directors vest on the one year anniversary of the grant date.

        During the year ended December 31, 2012, the Company issued 1.3 million awards of performance-based restricted stock to employees. The vesting of the awards is contingent upon the Company's adjusted net income for 2015 meeting or exceeding certain target thresholds established by the Compensation Committee of the Company's Board of Directors and the holder remaining in the employ of the Company through the applicable vesting date. Adjusted net income is computed by adjusting net income or net loss to remove tax-effected amortization expense, stock-based compensation, non-recurring gains and losses and other items. 40% of the awards will vest if the threshold adjusted net income level is achieved, an additional 40% will vest if the targeted adjusted net income level is met and the entire award will vest if the maximum adjusted net income target is equaled or exceeded. Any portion of the awards that does not vest will be forfeited. The vesting of the awards is subject to acceleration upon any change in control of the Company.

        The total fair value of restricted stock awards vested during the years ended December 31, 2012 and 2011 was $1.0 million and $1.7 million, respectively. No restricted stock awards vested during the year ended December 31, 2010.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 12: SHARE BASED PAYMENT (Continued)

        Activity related to the Company's restricted stock awards during the year ended December 31, 2012 is as follows:

	Restricted Stock		Performance-Based Restricted Stock
	Shares of Unvested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value	Shares of Unvested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Balance at December 31, 2011	340,813	$7.18	—	$—
Granted	971,370	9.22	1,269,371	10.76
Vested	(127,260)	7.68	—	—
Forfeited	(38,690)	8.66	—	—

Balance at December 31, 2012	1,146,233	$8.81	1,269,371	$10.76

Stock-Based Compensation Expense

        During the years ended December 31, 2012, 2011 and 2010, the Company recorded total stock-based compensation expense of $11.5 million, $11.2 million and $7.3 million, respectively.

        As of December 31, 2012, the Company's outstanding options had a weighted average remaining contractual term of 6.7 years. As of December 31, 2012, unrecognized compensation cost, net of estimated forfeitures, related to stock options amounted to $11.4 million and is expected to be recognized over a weighted average period of 3.2 years. As of December 31, 2012, unrecognized stock-based compensation cost, net of estimated forfeitures, related to restricted stock amounted to $14.5 million and is expected to be recognized over a weighted average period of 2.8 years. The amount of unrecognized stock-based compensation will be affected by any future stock option or restricted stock grants.

        The Company considers the type of award, employee class and historical experience in estimating annual forfeiture rates. The following table summarizes the Company's estimated annualized forfeiture rates for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Executive Officer level	7.0%	9.0%	9.0%
Vice President and Director level	11.0%	12.0%	15.0%
Below Director level	11.0%	12.0%	12.5%

Accelerated Vesting Upon IPO

        Upon completion of the Company's IPO in October 2010, the vesting of certain outstanding options and shares of restricted stock accelerated according to the terms of the underlying agreements.

        Certain restricted shares accelerated to vest on the date six months following the completion of the IPO, as opposed to on the third anniversary of their initial grant date. In connection with the

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 12: SHARE BASED PAYMENT (Continued)

acceleration, the Company recognized the unamortized restricted stock expense on a straight-line basis over the 0.5 year future service period.

        All event-based options vested on the date two years after the completion of the Company's IPO (October 22, 2010). Prior to the completion of the IPO, the Company had not recognized any expense related to event-based options because the vesting was contingent upon future events that were not deemed probable prior to the IPO. The Company recognized the unamortized event-based option expense on a straight-line basis over the two year service period following its IPO.

        In connection with the Company's IPO, the remaining service period associated with the CEO's standard options was shortened by one year as stipulated under the original option agreement. The remainder of the unamortized stock option expense was recognized in 2011.

        The remaining service period associated with a portion of CEO's performance-based options was shortened based on the Company's achievement of performance targets related to the Company's equity valuation. As a result of the IPO, certain performance based attributes were triggered in addition to the time based vesting conditions embedded in these awards. The Company accelerated recognition of the unamortized stock option expense over the remaining estimated explicit service period.

        During the year ended December 31, 2010, the Company recognized additional compensation expense of approximately $0.9 million related to accelerated vesting of equity awards as a result of its IPO. $0.7 million of this amount related to the accelerated vesting of options and $0.2 million related to the accelerated vesting of restricted stock.

Employee Stock Purchase Plan Shares

        Employees purchased approximately 0.1 million shares at a weighted average price of $7.40 during the year ended December 31, 2012 pursuant to the ESPP. For the year ended December 31, 2012, the Company recognized expense of $0.1 million associated with the ESPP. The intrinsic value of the shares purchased during the year ended December 31, 2012 was approximately $0.1 million. The intrinsic value is calculated as the difference between the market price of the Company's shares on the date of the purchase under the ESPP and the price paid for shares by participants in the ESPP, multiplied by the number of shares purchased.

NOTE 13: EARNINGS PER SHARE

        Basic earnings per common share is calculated by dividing net income available to common stockholders by the number of weighted average common shares issued and outstanding for the period. The Company calculates basic and diluted earnings per share using the treasury stock method, the if-converted method and the two-class method, as applicable.

        Upon completion of the Company's IPO in October 2010, all shares of class A common stock were reclassified as common stock. In addition, promptly following the IPO, all shares of the Company's class B common stock were transferred to the members of Skylight Holdings I, LLC, which had the effect of converting them into shares of common stock on a one-for-one basis. For the year ended December 31, 2010 the as-if converted method was applied and so the conversion of the class B

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 13: EARNINGS PER SHARE (Continued)

common stock into common stock was reflected as of the beginning of the reporting period. Only one class of common stock and one class of preferred stock existed during the years ended December 31, 2012 and 2011.

        Certain of the CEO's stock options contain rights to dividend equivalents. These options, as well as the outstanding shares of Series A Stock, are considered participating securities. In calculating basic earnings per share using the two-class method, earnings available to participating securities are excluded from net income available to common shareholders.

        Diluted earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of common shares issued and outstanding for the period plus amounts representing the dilutive effect of stock options, warrants, restricted stock and the conversion of convertible preferred stock, as applicable. The Company calculates dilutive potential common shares using the treasury stock method. This method assumes that the Company will use proceeds from the exercise of stock options and warrants to repurchase shares of common stock to hold in its treasury stock reserves.

        During the years ended December 31, 2012, 2011 and 2010, the potential dilutive effect of 3.2 million, 1.9 million and 0.6 million stock options, respectively, were excluded from the computation of diluted weighted average shares outstanding because they were anti-dilutive. These excluded options could potentially dilute earnings per share in the future.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 13: EARNINGS PER SHARE (Continued)

        The following is a reconciliation of the numerator (net income) and the denominator (weighted average number of common shares) used in the calculation of basic and diluted earnings per share for the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012	2011	2010
	(in thousands of dollars, except share and per share data)
Basic earnings per common share:
Net income	$18,867	$33,246	$22,732
Less: Earnings distributed to participating securities	—	(353)	(176)
Less: Undistributed earnings allocated to participating securities	(2,081)	(1,505)	(311)

Undistributed earnings available to common stockholders	$16,786	$31,388	$22,245
Weighted-average common shares outstanding used in basic calculation	73,251	84,504	85,394
Basic earnings per common share	$0.23	$0.37	$0.26

Diluted earnings per common share:
Undistributed earnings available to common stockholders	$16,786	$31,388	$22,245
Add: Earnings distributed to participating securities	—	353	176
Add: Undistributed earnings allocated to participating securities	2,081	1,505	311

Net income	$18,867	$33,246	$22,732
Weighted-average common shares outstanding used in basic calculation	73,251	84,504	85,394
Weighted-average effect of dilutive securities:
Conversion of preferred stock to common stock	7,000	2,608	—
Options	3,865	3,985	3,045
Warrants	—	—	384
Restricted stock	205	187	168

Weighted-average common shares outstanding used in diluted calculation	84,321	91,284	88,991
Diluted earnings per common share	$0.22	$0.36	$0.26

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 14: INCOME TAXES

        The components of the provision for income taxes are as follows for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
	(in thousands of dollars)
Income tax provision
Current
Federal	$18,312	$22,835	$14,638
State	1,076	1,625	1,235

Total current	19,388	24,460	15,873

Deferred
Federal	(6,481)	(2,614)	(1,852)
State	(304)	(32)	347

Total deferred	(6,785)	(2,646)	(1,505)

Total provision	$12,603	$21,814	$14,368

        Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 14: INCOME TAXES (Continued)

used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 2012 and 2011 are as follows:

	December 31,
	2012	2011
	(in thousands of dollars)
Deferred tax assets
Current deferred tax assets
Deferred revenue	$655	$1,010
Accrued expenses	6,765	2,937
Prepaid card supply costs	190	181
Net operating loss and tax credit carryforwards	10	10

Total current deferred tax assets	7,620	4,138

Non-current deferred tax assets
Accrued expenses	808	580
Net operating loss and tax credit carryforwards	98	176
Unrealized loss on long-term investment	—	263
Stock compensation	7,140	5,048

Gross non-current deferred tax assets	8,046	6,067
Valuation allowance	—	(263)

Total non-current deferred tax assets	8,046	5,804

Deferred tax liabilities
Noncurrent deferred tax liabilities
Unrealized gain on long-term investment	(94)	—
Acquired intangibles	(7,334)	(8,101)
Depreciation and amortization	(4,842)	(5,134)

Total non-current deferred tax liabilities	(12,270)	(13,235)

Net current deferred tax asset	7,620	4,138

Net non-current deferred tax liability	$(4,224)	$(7,431)

        Deferred tax assets as of December 31, 2011 were reduced by a valuation allowance relating to the unrealized loss on the Company's long-term investment in MFG. Due to the fact that this loss would be capital in nature and could only be utilized to offset future capital gains, the Company did not believe that it was more likely than not that the benefit of this asset would be realized in the foreseeable future. As of December 31, 2012, the Company recorded a cumulative unrealized gain on its long-term investment in MFG. As a result, the Company released approximately $0.3 million of valuation allowance previously recorded against the unrealized loss, the benefit of which is reflected in other comprehensive income.

        The exercise of certain Company stock options results in compensation that is includable in the taxable income of the exercising option holder and deductible by the Company for federal and state

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 14: INCOME TAXES (Continued)

income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the exercised stock options. Any option related excess tax benefits (tax deduction greater than cumulative book deduction) are recorded as an increase to additional paid-in capital, while option related tax deficiencies (cumulative book deduction greater than tax deduction) are recorded as a decrease to additional paid-in capital to the extent of the Company's additional paid-in capital option pool, then to its income tax provision. During the years ended December 31, 2012, 2011 and 2010 option-related tax deductions resulted in increases to additional paid-in capital of $2.7 million, $1.5 million and $2.5 million, respectively.

        The Company's provision for income taxes differs from the expected tax expense amount computed by applying the statutory federal income tax rate of 35% to income before income taxes for the years ended December 31, 2012, 2011 and 2010 primarily as a result of the following:

	2012	2011	2010
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.4	2.8	3.2
Permanent items	0.2	—	(0.1)
Stock compensation	2.4	1.7	1.8
Other	—	0.1	(1.2)

Provision for income tax	40.0%	39.6%	38.7%

        For the years ended December 31, 2012 and 2011, the total amount of unrecognized tax benefits was as follows:

	2012	2011
	(in thousands of dollars)
Balance as of beginning of year	$423	$401
Tax positions related to current year:
Additions	—	22
Reductions	—	—
Tax positions related to prior years:
Additions	—	—
Reductions—lapse of statute	(101)	—
Settlements	—	—

Balance as of end of year	$322	$423

        The Company believes it is reasonably possible that additional tax-related reserves will be recorded during 2013. Any additional reserves are not expected to have a material effect on the Company's consolidated financial statements.

        Included in the balance of unrecognized tax benefits as of December 31, 2012 and 2011 are approximately $0.2 million and approximately $0.3 million, respectively, of tax benefits that, if recognized, would impact the effective tax rate. Also included in the balance of unrecognized tax

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 14: INCOME TAXES (Continued)

benefits as of December 31, 2012 and 2011 are $0.1 million of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes.

        The Company's policy is to classify interest and penalties associated with these uncertain tax positions as a component of income tax expense. The Company had accrued penalties and interest of approximately $0.1 million during each of the years ended December 31, 2012, 2011 and 2010.

        The Company is subject to taxation in the U.S. and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal or state examinations for tax years before 2007.

NOTE 15: COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company has commitments under operating lease agreements, principally for office space, that extend through May 31, 2017. When a lease contains an escalation clause or a concession such as a rent holiday, rent expense is recognized using the straight-line method over the term of the lease. Equipment lease terms generally cover a one-year period and are subject to renewal. Rent expense for the years ending December 31, 2012, 2011 and 2010 was $1.5 million, $1.5 million and $1.4 million, respectively.

        As of December 31, 2012, future minimum operating lease commitments under non-cancelable leases were as follows:

(in thousands of dollars)
2013	$1,553
2014	1,546
2015	1,619
2016	1,661
2017	512
Thereafter	—

Total minimum payments	$6,891

Service Agreements

        The Company has agreements with various third-party vendors and the members of the Company's distribution network to provide card issuance services, network transaction services, internet data center services and other consulting services. The Company generally makes payments under these agreements on a monthly basis. The remaining term of these agreements generally range from one to four years.

        During the year ended December 31, 2010, the Company recorded a $0.8 million loss related to a contractual dispute with an Issuing Bank and the Company amended its agreement with the Issuing Bank pursuant to which the parties agreed to commence winding down the relationship. The $0.8 million loss is included in other losses on the Consolidated Statement of Operations for the year ended December 31, 2010. As of December 31, 2012, $0.4 million was remaining in accrued expenses on the Consolidated Balance Sheets.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 15: COMMITMENTS AND CONTINGENCIES (Continued)

        As of December 31, 2012, future minimum commitments under non-cancelable service agreements are as follows:

(in thousands of dollars)
2013	$17,965
2014	9,864
2015	4,999
2016	782
2017	465
Thereafter	—

Total minimum payments	$34,075

Guarantees

        A significant portion of the Company's business is conducted through distributors that provide load and reload services to cardholders at their locations. Members of the Company's distribution and reload network collect cardholders' funds and remit them by electronic transfer to the Issuing Banks for deposit in the cardholder accounts. The Company's Issuing Banks typically receive cardholders' funds no earlier than three business days after they are collected by the distributor. If any distributor fails to remit cardholders' funds to the Company's Issuing Banks, the Company typically reimburses the Issuing Banks for the shortfall created thereby. The Company manages the risk associated with this process through a formalized set of credit standards, volume limits and deposit requirements for certain distributors and by typically maintaining the right to offset any settlement shortfall against the commissions payable to the relevant distributor. To date, the Company has not experienced any significant losses associated with settlement failures and the Company had not recorded a settlement guarantee liability as of December 31, 2012 or December 31, 2011. As of December 31, 2012 and December 31, 2011, the Company's estimated gross settlement exposure was $13.5 million and $17.1 million, respectively.

        Cardholders can incur charges in excess of the funds available in their accounts and are liable for the resulting overdrawn account balance. Although the Company generally declines authorization attempts for amounts that exceed the available balance in a cardholder's account, the application of the Networks' rules and regulations, the timing of the settlement of transactions and the assessment of subscription, maintenance or other fees can, among other things, result in overdrawn card accounts. The Company also provides, as a courtesy and in its discretion, certain cardholders with a "cushion" that allows them to overdraw their card accounts by up to $10. In addition, eligible cardholders may enroll in the Issuing Banks' overdraft protection programs and fund transactions that exceed the available balance in their accounts. The Company generally provides the funds used as part of these overdraft programs (MetaBank will advance the first $1.0 million on behalf of its cardholders) and is responsible to the Issuing Banks for any losses associated with any overdrawn account balances. As of December 31, 2012 and 2011, cardholders' overdrawn account balances totaled $11.7 million and $9.0 million, respectively. As of December 31, 2012 and December 31, 2011, the Company's reserves for the losses it estimates will arise from processing customer transactions, debit card overdrafts,

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 15: COMMITMENTS AND CONTINGENCIES (Continued)

chargebacks for unauthorized card use and merchant-related chargebacks due to non-delivery of goods or services were $3.6 million and $3.9 million, respectively.

Alexsam Litigation

        On October 24, 2007, Alexsam, Inc. filed suit against NetSpend Corporation ("NetSpend") in the District Court of Travis County, Texas, 419th Judicial District, asserting breach of a license agreement entered into between NetSpend and Alexsam in 2004 and seeking monetary damages, attorneys' fees, costs and interest. The license agreement was entered into by the parties following Alexsam's assertion and subsequent dismissal without prejudice of a claim of patent infringement against NetSpend in 2003. NetSpend asserted counterclaims against Alexsam for breach of contract. In October 2010, Alexsam filed an amended petition, which added a claim by Alexsam that NetSpend fraudulently induced Alexsam to give up its prior patent infringement claims against NetSpend and enter into the license agreement.

        The case was tried to a jury in a trial that concluded on April 27, 2012, with the jury finding that NetSpend had breached its license agreement with Alexsam and awarding Alexsam $18 million in royalties for the period from March 2004 through December 31, 2011. The jury did not find that NetSpend had engaged in any fraudulent conduct. This amount did not include prejudgment interest or attorneys' fees, which the Company estimated could approximate an aggregate of $6 million, nor did it include royalties that could become payable in future periods if NetSpend was unable to successfully appeal the jury's verdict.

        On November 5, 2012, NetSpend and Alexsam executed an agreement (the "License Agreement") pursuant to which the Company paid $24 million to Alexsam in exchange for a fully paid up license under the patents underlying the dispute in this case (U.S. Patent Nos. 6,000,608 and 6,189,787 (collectively, the "Licensed Patents")). The Company has recorded this $24 million in other losses on the Consolidated Statement of Operations for the year ended December 31, 2012. Following the execution of the License Agreement, the Alexsam case was dismissed with prejudice.

        The License Agreement grants to NetSpend and its affiliates a non-exclusive, irrevocable, nontransferable (subject to certain exceptions), perpetual, fully paid-up, worldwide right and license under the Licensed Patents to, among other things, make, use, distribute or sell any Licensed Product, including to process card activations, recharges, signature debit transactions, PIN debit transactions and ATM withdrawals. "Licensed Product" under the License Agreement means any product with respect to which the Company serves as (i) a processor for the accounts and/or sub-accounts associated with such product, (ii) a program manager or (iii) an issuer, or any system or method associated with or related to such a product, where the product, system or method, either alone, or in conjunction with other components or activities, infringes or may infringe any claim of the Licensed Patents.

        The license granted under the License Agreement extends to the Company's distributors, retailers, agents, issuing banks, marketers, branding partners, aggregators, accountholders, card associations, authorization networks, and other persons through or for whom the Company offers, distributes, activates, loads, reloads or otherwise provide a Licensed Product, including any such person who may contract with the Company to offer a Licensed Product under, in whole or in part, such person's own

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 15: COMMITMENTS AND CONTINGENCIES (Continued)

name or marks. The license does not extend to activities by third parties that do not pertain to a Licensed Product.

Integrated Technological Systems, Inc.

        Integrated Technological Systems, Inc. ("ITS") filed a patent infringement case against NetSpend in the U.S. District Court for the District of Nevada in October 2011 and filed its first amended complaint in March 2012. ITS asserted in its complaint that NetSpend has been infringing two patents issued to ITS as a result of providing services that utilize the system described in the patent to transfer funds from NetSpend Reload Packs to NetSpend GPR cards and to transfer funds between NetSpend GPR cards. ITS was seeking: a declaration that NetSpend has infringed its patents; an injunction prohibiting NetSpend from continuing the alleged infringement; damages for NetSpend's prior alleged infringing activity; and attorneys' fees and costs. Netspend filed an answer denying all of the substantive allegations of the original complaint in November 2011 and filed its answer denying all of the substantive allegations in the amended complaint in April 2012. In July 2012, the Company and ITS agreed to settle this case with the Company purchasing a fully paid-up license under the current and future ITS portfolio of patents.

Baker

        Frederick J. Baker ("Baker") filed a purported consumer class action case against NetSpend, as well as one of its Issuing Banks and card associations (collectively, the "Defendants"), in the U.S District Court (the "Court") for the District of New Jersey in November 2008 seeking damages and unspecified equitable relief. In May 2009 Baker filed an amended complaint alleging that the Defendants violated the New Jersey Consumer Fraud Act (CFA), the New Jersey Truth-in-Consumer Contract, Warranty, and Notice Act (TCCWNA) and claiming unjust enrichment in connection with the Defendants' alleged marketing, advertising, sale and post-sale handling of NetSpend's gift card product in the State of New Jersey. In March 2011, the court heard oral arguments on Defendants' motion to dismiss Baker's amended complaint. In January 2012, the court granted Defendants' motion in part and dismissed all claims except for the cause of action based on the alleged violation of the CFA. NetSpend filed its answer and affirmative defenses in February 2012. NetSpend has reached an agreement in principle with the attorneys representing the purported plaintiffs in this case to contribute approximately $0.1 million to a fund that would be used to reimburse the consumers who may have been inadvertently overcharged and to reimburse the attorneys representing the plaintiffs for up to $0.3 million in fees. This settlement is subject to approval by the Court.

Katz Settlement

        In 2008, the Company received a letter from Ronald A. Katz Technology Licensing, L.P. ("RAKTL"), which contained an offer for the Company to acquire a license under the RAKTL portfolio of patents. In July 2010, the Company and RAKTL agreed to settle this matter. In accordance with the agreement, the Company paid RAKTL a total of $3.5 million in exchange for the Company's release from potential infringement liability related to the Company's possible use of RAKTL patents. As part of the agreement, the Company also acquired a non-exclusive license related to certain pending

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 15: COMMITMENTS AND CONTINGENCIES (Continued)

RAKTL patents. The $3.5 million loss was recorded in other losses on the Consolidated Statement of Operations for the year ended December 31, 2010.

TQP Development, LLC

        TQP Development, LLC ("TQP") filed a patent infringement case against NetSpend in the U.S. District Court for the Eastern District of Texas in February 2012. TQP asserted in its complaint that NetSpend has been infringing a patent issued in May of 1995 to Telequip Corporation based on the operation of encrypted portions of NetSpend's website. TQP was seeking: a judgment that NetSpend has infringed its patent; an injunction prohibiting NetSpend from continuing to infringe its patent; damages for NetSpend's alleged prior infringing activity; and attorneys' fees and costs. NetSpend filed an answer denying all of the substantive allegations of TQP's complaint in May 2012. Following discussions, this litigation was dismissed without prejudice in August 2012.

Florida Office of the Attorney General

        In May 2011, NetSpend, along with a number of other participants in the prepaid debit card industry, received a subpoena from the Florida Attorney General's office requesting information regarding NetSpend's marketing materials, fees charged to cardholders and the disclosures provided to them. NetSpend completed its initial documentary response to this request in June 2011. In October 2012, NetSpend, while denying that the Florida's Attorney General's office had jurisdiction over it and denying that it had failed to comply with applicable law, entered into an Assurance of Voluntary Compliance (the "AVC") with the Florida Attorney General's office documenting NetSpend's commitment to continue to recommend to the Issuing Banks that they utilize clear and effective communications when marketing cards to Florida consumers. Under the AVC, NetSpend reimbursed the Florida Attorney General's office for the cost of its investigation and made a contribution to a non-profit entity that promotes financial literacy among young people in 2013. NetSpend does not believe that compliance with the AVC will require material modifications to its method of doing business.

Inter National Bank

        In 2009, NetSpend, in conjunction with two of its Issuing Banks, identified funds related to several years of chargebacks and fee-related recoveries from card associations that were being retained by NetSpend's Issuing Banks and that should have been paid to NetSpend. It was determined that one Issuing Bank owed NetSpend approximately $4.8 million and that another Issuing Bank owed NetSpend approximately $5.8 million. It was also determined that one of NetSpend's Issuing Banks was holding approximately $10.0 million that should have been allocated to the other Issuing Bank. The parties entered into an agreement providing for the appropriate payment and distribution of the funds at issue and agreed to release and discharge each other from any further claims and disputes related to this matter.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 15: COMMITMENTS AND CONTINGENCIES (Continued)

        On July 13, 2012, Inter National Bank ("INB"), one of NetSpend's Issuing Banks and a party to the 2009 settlement, filed a lawsuit against NetSpend in the 398th District Court of Hidalgo County, Texas related to the settlement and various related issues. In general, INB's claims relate to an asserted cumulative $10.5 million shortfall (overdraft) in certain administrative accounts at INB that are associated with the NetSpend card program. There is no deficit or other irregularity in the account where cardholder funds are held. INB seeks a declaration that it has no liability for the shortfall and that the shortfall is instead NetSpend's responsibility. Related to the shortfall and the surrounding circumstances, INB has also asserted claims against NetSpend for breach of contract, fraud/failure to disclose, breach of fiduciary duty, negligence, and unjust enrichment. INB also seeks an accounting of all transactions that flowed through INB's accounts from April 21, 2009 to July 31, 2011. INB seeks to recover from NetSpend its damages and its costs and attorneys' fees incurred in connection with the lawsuit. INB also asserted "provisional claims" of negligence and unjust enrichment against BDO Seidman, an accounting firm involved with the 2009 settlement, and MetaBank, which was also a party to the 2009 settlement, in the event INB suffers any loss in connection with the alleged shortfall. Neither BDO Seidman nor MetaBank has been served or appeared in the lawsuit.

        NetSpend has filed a counterclaim against INB, which alleges that INB has refused, in contravention of the requirements of the contract between NetSpend and INB, to transfer the cardholder accounts to a successor bank and that INB has threatened to stop administering the cardholder accounts, which NetSpend alleges INB was required to continue to administer until the account transfer is completed. NetSpend's counterclaim sought a declaration that INB may not refuse to complete the account transfer based on the status of the shortfall, that INB cannot condition completion of the account transfer on resolution of the shortfall, that INB cannot refuse to continue to administer the NetSpend card accounts at this time and that NetSpend has no liability for the shortfall.

        When INB filed its lawsuit, INB obtained a temporary restraining order enjoining NetSpend from allowing the total amount in several of INB's accounts to fall below $10.5 million. This order expired on August 1, 2012. On August 10, 2012, the parties agreed to an interim order, which provided that NetSpend would deposit money into one or more accounts at INB if necessary to maintain the NetSpend-related accounts at INB at or above a total balance of $10.5 million, with any such money so deposited to be returned to NetSpend upon expiration of the interim order. The agreed interim order also required INB to continue to administer the NetSpend card program in the ordinary course. This order was extended several times and expired on October 22, 2012. NetSpend did not deposit any funds with INB pursuant to this order.

        On October 22, 2012, NetSpend and INB agreed to the entry of an order pursuant to which: (i) the parties agreed to undertake their best efforts to move the existing pooled INB cardholder account to another Issuing Bank on or before December 31, 2012 (or by February 16, 2013 if the parties were making substantial progress but the December 31 deadline could not be met despite the good faith efforts of the parties), (ii) INB would continue to administer its card program in the ordinary course pending the account transfer and, (iii) NetSpend will contribute any funds needed to maintain an aggregate non-negative balance in the accounts at INB associated with the INB card program and to cause the accounts associated with the INB card program to close with a zero balance after completion of the account transfer. The amount required to balance the accounts was approximately $10.5 million and the Company established a $10.5 million reserve for this contingency

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 15: COMMITMENTS AND CONTINGENCIES (Continued)

and correspondingly recognized a pretax operating expense during the year ended December 31, 2012 for a like amount.

        NetSpend agreed to make this contribution to ensure an orderly migration of the INB portfolio to another Issuing Bank (the INB portfolio represents less than 10% of the Company's outstanding GPR cards), and the parties have stipulated that NetSpend's agreement to fund the asserted deficiency is not to be construed as an admission by NetSpend that it has any liability for the shortfall or to prejudice its claim that INB is solely responsible for the amount of the shortfall. NetSpend's contribution of funds will be reimbursable to NetSpend at the conclusion of the litigation, subject to the terms of any final judgment. Further proceedings in this case were suspended pending the completion of the transfer of the INB card portfolio and processing of all remaining cardholder activities which is expected to conclude around February 22, 2013.

        NetSpend intends to vigorously contest INB's suit and to vigorously pursue its own counterclaims as appropriate. There is no scheduling order or trial date set at this time. NetSpend is in process of determining whether its existing insurance coverage applies should any monetary settlement be reached with INB in the future.

MiCash, Inc.

        MiCash, Inc. ("MiCash") filed a patent infringement case against NetSpend in the U.S. District Court for the Eastern District of Texas in April 2012. MiCash asserts in its complaint that NetSpend has been infringing a patent (United States Patent No. 7,258,274) issued in August of 2007 to MiCash because NetSpend has, among other things, allegedly used, sold or offered to sell prepaid card services which permit and authorize transfers of funds between prepaid debit cards. MiCash is seeking: a judgment that NetSpend has infringed its patent; an injunction prohibiting NetSpend from continuing to infringe its patent; damages for NetSpend's alleged prior infringing activity; attorneys' fees and costs; and if NetSpend's infringement of the patent at issue is determined to be willful, enhanced damages. On June 18, 2012, NetSpend answered the complaint denying all of MiCash's allegations, raising affirmative defenses and asserting counterclaims for declaratory judgment of non-infringement and invalidity. Discovery began in August 2012. The Company has not established reserves or ranges of possible loss related to these proceedings as, at this time, it has not been determined that a loss is probable and the amount of any possible loss is not reasonably estimable.

Other

        In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. Management believes that the outcomes of such actions or proceedings will not have a material effect on the Company's financial position, results of operations, cash flows or liquidity.

NOTE 16: EMPLOYEE BENEFIT PLANS

        The Company has established a defined contribution retirement plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 16: EMPLOYEE BENEFIT PLANS (Continued)

compensation, not to exceed a federally specified maximum ($17,000 for 2012, plus $5,500 for employees age 50 or older), on a pre-tax basis. The Company contributes to the program by matching funds based on a percentage of the employee's contribution. The Company matches 100% of the first 3% of wages contributed by an employee and 50% of the next 2% of wages contributed by that employee. The Company is also permitted to make a profit-sharing contribution as determined annually at the discretion of the board of directors. For the years ended December 31, 2012, 2011 and 2010, the 401(k) match made by the Company was approximately $0.9 million, $0.9 million and $0.8 million, respectively. No profit-sharing contributions were made during 2012, 2011 or 2010.

        The Company has a deferred compensation plan (the "Deferral Plan") for the benefit of certain of its eligible employees. Participating employees may defer a certain percentage of their base salary and annual bonus. These percentages are determined on an annual basis by the Company's compensation committee. For the current Deferral Plan year, participating employees could defer up to 80% of their salary and 100% of their annual bonus. Amounts deferred by a participant are credited with earnings and investment gains and losses by assuming that the deferral was invested in one or more investment options selected by the participants from a family of money market funds and mutual funds chosen by the Company. In addition, the Company may, but is not required to, make contributions into the Deferral Plan on behalf of the participating employees. The amount of any Company contributions is discretionary and subject to change. The Company did not make any contributions to the Deferral Plan during the years ended December 31, 2012, 2011 or 2010. Each employee's deferrals, together with any earnings thereon, are accrued as part of the unsecured, other non-current liabilities of the Company on the accompanying Consolidated Balance Sheets. The deferred compensation liability was $2.1 million and $1.4 million as of December 31, 2012 and December 31, 2011, respectively.

        To offset this liability, the Company has purchased life insurance policies on some of the plan participants. The Company is the owner and beneficiary of the policies and these policies are intended to produce cash to help fund the Company's obligations under the Deferral Plan. The Company intends to hold the life insurance policies until the death of the plan participants. The net cash surrender value of these life insurance policies was $2.1 million and $1.4 million as of December 31, 2012 and 2011, respectively. The cash surrender value of the policies is invested in instruments that mirror the investment decisions made by participants in the deferred compensation plan. The aggregate death benefits payable to the Company under the life insurance policies are included on the accompanying Consolidated Balance Sheets in other assets.

NOTE 17: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ACE

        The JLL Funds own approximately 97% of ACE, the Company's largest distributor. The JLL Funds beneficially owned more than five percent of the Company's outstanding common stock as of December 31, 2012. The Company incurred expenses from transactions with ACE of $47.0 million, $40.5 million and $31.0 million for the years ended December 31, 2012, 2011 and 2010, respectively. Although revenues generated from cardholders acquired at ACE locations represented more than one-third of the Company's revenues, the portion of those revenues earned from transactions directly with ACE were $5.5 million, $4.8 million and $4.4 million for the years ended December 31, 2012, 2011

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 17: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS (Continued)

and 2010, respectively. As of December 31, 2012 and December 31, 2011, $3.5 million and $3.2 million, respectively, was payable to ACE.

Sutherland

        Oak Investment Partners X, LP and Oak X Affiliates Fund LP (collectively "Oak") own in excess of 10% of Sutherland Global Services, Inc. ("Sutherland"), one of the Company's external customer service providers. Oak beneficially owned more than five percent of the Company's outstanding common stock as of December 31 2012. The Company incurred expenses from transactions with Sutherland of $6.2 million, $8.6 million and $7.4 million, for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012 and 2011, $1.0 million and $0.6 million, respectively, was payable to Sutherland.

Vesta

        Oak owns in excess of 10% of Vesta Corporation ("Vesta"), which provides reload services to the Company's cardholders. The Company earned revenues from transactions with Vesta of $0.4 million, $0.6 million and $0.2 million during the years ended December 31, 2012, 2011 and 2010, respectively. Additionally, the Company incurred expenses from transactions with Vesta of $0.4 million, $0.6 million and $0.2 million during the years ended December 31, 2012, 2011 and 2010, respectively.

Birardi Investments, LLC; Henry CJ1, LLC

        Pursuant to his employment agreement, the Company reimburses its CEO for up to $0.5 million of expenses per year related to the use of private aircraft while traveling on Company business. Birardi ("Birardi") Investments, LLC and Henry CJ1, LLC ("Henry CJ1"), airplane leasing companies owned by the CEO, supply aircraft that is used for this travel. Birardi was paid less than $0.1 million, $0.1 million and $0.2 million during the years ended December 31, 2012, 2011 and 2010, respectively. Henry CJ1 was paid $0.3 million and $0.1 million during the years ended December 31, 2012 and 2011, respectively. The Company incurred no such expenses with Henry CJ1 during the year ended December 31, 2010.

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 18: SELECTED QUARTERLY RESULTS OF OPERATIONS (unaudited)

        The following tables show the Company's unaudited quarterly results of operations for the years ended December 31, 2012 and 2011:

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands of dollars, except per share data)
Revenues	$91,393	$85,334	$84,893	$89,712
Direct operating costs	47,071	39,793	39,559	42,643
Other operating expenses	27,971	26,578	27,165	29,635
Other losses	25,315	1,533	10,300	(160)

Operating income (loss)	(8,964)	17,430	7,869	17,594
Net income (loss)	$(5,788)	$10,162	$4,397	$10,096
Basic net income (loss) per common share	$(0.08)	$0.12	$0.05	$0.13
Diluted net income (loss) per common share	$(0.08)	$0.12	$0.05	$0.13

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands of dollars, except per share data)
Revenues	$80,750	$74,419	$74,324	$76,762
Direct operating costs	40,133	35,489	34,483	36,094
Other operating expenses	27,383	25,813	25,233	23,703
Other losses	—	—	324	191

Operating income	13,234	13,117	14,284	16,774
Net income	$7,779	$7,580	$8,310	$9,577
Basic net income per common share	$0.08	$0.08	$0.09	$0.11
Diluted net income per common share	$0.08	$0.08	$0.09	$0.11

NOTE 19: SUBSEQUENT EVENTS

        On February 19, 2013, the Company entered into a merger agreement with Total System Services, Inc. ("TSYS") pursuant to which each share of common stock of the Company (other than any dissenting shares, treasury shares, or shares held by the Company, TSYS or any of their subsidiaries) will be converted into $16 in cash, subject to the terms and conditions of the merger agreement. The closing of the merger is subject to customary closing conditions. Additionally, the merger agreement contains certain termination rights of each party to the agreement, which includes that upon termination of the agreement under specified circumstances, the Company may be required to (i) reimburse TSYS for its out-of-pocket expenses reasonably incurred in connection with the merger agreement up to $10 million and/or (ii) pay TSYS a termination fee of $52.6 million, less any expenses reimbursed.

        In addition, on February 19, 2013, the Company entered into the Second Addendum (the "Second Addendum") to the Fourth Amended and Restated Independent Agency Agreement (the "Agency Agreement"), dated as of June 2, 2008, with ACE Cash Express, Inc. ("ACE"), as amended by the

NetSpend Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

NOTE 19: SUBSEQUENT EVENTS (Continued)

Memorandum of Understanding, dated as of September 9, 2010 and amended further by that certain Addendum dated as of May 1, 2012. The Second Addendum provides for, among other things, (i) a five year extension of the term of the Agency Agreement, (ii) the release of certain restrictions on the activities of ACE outside the United States, (iii) a new annual incentive based on the number of new accounts funded each year, (iv) additional compensation to support the growth of the online business, (v) changes to the annual marketing allowance, (vi) new commission tiers for direct deposit and in-store customer loads and (vii) a $3 million bonus amount to be paid by the Company within 10 days following the closing of the merger. The effectiveness of the Second Addendum is conditioned in all respects upon the consummation of the merger.

        On February 19, 2013 the Company entered into (1) an amendment to the employment agreement for each of George Gresham, the Company's Chief Financial Officer, and Steven Coleman, the Company's Executive Vice President, General Counsel and Secretary to provide a payment to each executive in the amount of any excise tax that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") in connection with any "excess parachute payments" that may be paid to the executive under Section 280G of the Code as the result of a change in control of the Company that occurs on or prior to December 31, 2013 together with the amount of any income, employment or excise taxes imposed on such payment; and (2) an amendment to the outstanding stock option and restricted stock agreements with each of Mr. Gresham and Mr. Coleman providing for the vesting of any unvested portion of such stock options and restricted stock awards in the event the executive's employment with the Company is terminated by the Company without cause or the executive terminates his employment for good reason, in either case, during the 30-day period prior to a change in control and the termination is in connection with the change in control transaction.

 Financial Statement Schedule

        The following financial statement schedule is filed as a part of this report under Schedule II immediately preceding the signature page: Schedule II—Valuation and Qualifying Accounts for the three fiscal years ended December 31, 2012, 2011 and 2010. All other schedules called for by Form 10-K are omitted because they are not applicable or the required information is shown in the consolidated financial statements, or notes thereto, included herein.

Schedule II

NETSPEND HOLDINGS, INC.

VALUATION AND QUALIFYING ACCOUNTS
(in thousands of dollars)

Cardholders' Reserve for the Year Ended December 31,	Balance at Beginning of Period	Additional Charges to Costs and Expenses	Deductions	Balance at End of Period
2010	$1,620	$10,254	$(7,085)	$4,789
2011	$4,789	$14,441	$(15,338)	$3,892
2012	$3,892	$18,741	$(19,000)	$3,633

QuickLinks

  Exhibit 99.1
Table of Contents
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
NetSpend Holdings, Inc. Consolidated Balance Sheets As of December 31, 2012 and 2011
NetSpend Holdings, Inc. Consolidated Statements of Operations Years Ended December 31, 2012, 2011 and 2010
NetSpend Holdings, Inc. Consolidated Statements of Comprehensive Income Years Ended December 31, 2012, 2011 and 2010
NetSpend Holdings, Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2012, 2011 and 2010
NetSpend Holdings, Inc. Notes to Consolidated Financial Statements December 31, 2012, 2011 and 2010
Financial Statement Schedule
Schedule II
NETSPEND HOLDINGS, INC. VALUATION AND QUALIFYING ACCOUNTS (in thousands of dollars)